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                                                                    EXHIBIT 99.1



           BAM! ENTERTAINMENT, INC. RECEIVES NOTIFICATION FROM NASDAQ



SAN JOSE, CALIFORNIA -- November 20, 2002 -- BAM! Entertainment, Inc. (Nasdaq:
BFUN) announced today that it has received notice from The Nasdaq Stock Market, Inc. ("Nasdaq") indicating that the Company's common stock had not met the minimum bid price requirements for continued listing as set forth in Marketplace Rule 4450(a)(5) and that its securities are, therefore, subject to delisting from the Nasdaq National Market. The company received the notice because its stock had not closed at or above the minimum $1.00 per share requirement for 30 consecutive trading days.

The letter states that the Company is provided with 90 calendar days, or until February 18, 2003, to regain compliance. If, at any time before February 18, 2003, the closing bid price of the Company's common stock is $1.00 or more for a minimum of 10 consecutive trading days, Nasdaq will provide written notification that the Company complies with the Rule (although under certain circumstances, the Nasdaq Staff may require that the closing bid price equals $1.00 or greater for more than 10 consecutive trading days before determining that the Company complies).

If compliance cannot be demonstrated by February 18, 2003, Nasdaq will provide written notification that the Company is no longer in compliance with Nasdaq requirements for inclusion in the Nasdaq National Market. At that time, the Company may appeal the determination to a Listing Qualifications Panel, or the Company may apply for listing on The Nasdaq SmallCap Market, which, if approved, makes available a 180 calendar day SmallCap Market grace period to regain compliance. If it then meets certain listing criteria, the Company may also be eligible for an additional 180-day grace period. There can be no assurance that any transfer application would be accepted or that an appeal to the Listing Qualifications Panel would be successful.

ABOUT BAM! ENTERTAINMENT, INC.

Founded in 1999 and based in San Jose, California, BAM! Entertainment, Inc. is a developer, publisher and marketer of interactive entertainment software worldwide. The company develops, obtains, or licenses properties from a wide variety of sources, including global entertainment and media companies, and publishes software or video game systems, wireless devices, and personal computers. More information about BAM! and its products can be found at the company's web site located at www.bam4fun.com.


This release contains statements that are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current estimates and projections about BAM! Entertainment's business, which are derived in part on assumptions of its management, and are not guarantees of BAM! Entertainment's future performance, as such performance is difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors. Such factors include, but are not limited to, those described in BAM! Entertainment's Annual Report on Form 10-K for the year ended June 30, 2002, and its Quarterly Report on Form 10-Q for the three-month ended September 30, 2002, which are filed with the U.S. Securities and Exchange Commission. Readers of the release are referred to this filing. BAM! Entertainment does not intend to update any of these forward-looking statements after the date of this release.

BAM! Entertainment, BAM! and BAM!4 are trademarks of BAM! Entertainment, Inc.